Exhibit 99.1

SMG Announces Final Results of Tender Offer for its Shares

NEW YORK, December 2, 2014 (GLOBE NEWSWIRE), — SMG Indium Resources Ltd. (the “Company” or “SMG”) (OTCBB: SMGI), today announced the final results of its previously announced offer to purchase up to $16,094,842.78 of its common stock, which expired at 5:00 p.m., New York City time, on Monday, December 1, 2014.

Based on the purchase price per share, shares having an aggregate purchase price of more than $16,094,842.78 were properly tendered and not properly withdrawn. As a result, the Company will purchase all shares tendered on a pro rata basis, except for “odd lots” (of less than 100 Shares), which the Company will purchase on a priority basis. Therefore, SMG has accepted for purchase an aggregate of 6,678,358 shares of its common stock at the fixed purchase price of $2.41 per share, for an aggregate cost of approximately $16,094,842.78, excluding fees and expenses related to the tender offer.

The aggregate number of shares purchased in the tender offer by SMG represented approximately 78% percent of its issued and outstanding shares of common stock as of December 1, 2014. Following settlement of the tender offer, SMG has approximately 1,883,639 shares of its common stock outstanding.

Continental Stock Transfer & Trust Company, the depositary for the tender offer (“Continental”), will promptly issue payment for shares validly tendered and accepted for purchase in accordance with applicable law. Shares tendered and not accepted for purchase will be returned promptly to stockholders by Continental in accordance with the terms of the tender offer and applicable law.

The information agent for the tender offer is Morrow & Co. LLC, and the depositary is Continental. Stockholders who have questions may call the information agent at (800) 662-5200. Banks and brokers may call (203) 658-9400.

About SMG Indium Resources Ltd.

SMG Indium Resources Ltd. was formed under the laws of the State of Delaware on January 7, 2008. Since inception, our primary business purpose was to stockpile indium, a specialty metal that is being increasingly used as a raw material in a wide variety of consumer electronics manufacturing applications. We also lent, leased and sold indium when management believed it was advantageous. In December 2013, our board of directors authorized management to sell our entire stockpile in 2014 based on prevailing market conditions. As a result, we currently do not anticipate purchasing any additional indium. Currently we have sold or have contracted to sell all of the indium held in our stockpile by December 31, 2014. As a result we will no longer be in the business of purchasing and selling indium. We have begun evaluating strategic options including the acquisition of a new line of business or the sale or full liquidation of the Company. However, there can be no assurance that we will enter into any such transaction, and if so, on terms favorable to us. For more information please contact: info@smg-indium.com

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.

CONTACT: Richard A. Biele, 1-347-286-0712